EXHIBIT B TO FORM N-SAR
     AUGUST 31, 1999






     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     ON INTERNAL CONTROL STRUCTURE



     The Board of Directors
     The World Funds, Inc.
     Richmond, Virginia


     In planning and performing our audits of the financial statements of CSI Fixed Income Fund, CSI Equity Fund, Sand Hill Portfolio Manager Fund, The New Market Fund and Third Millennium Russia Fund, each a series of shares of The World Funds, Inc., for the periods ended August 31, 1999, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

     The management of the Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control
     structure policies and procedures.   Two of the
     objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

     Because of inherent limitations in any internal control structure, errors or irregularities may occur and not
     be detected.   Also, projection of any evaluation of
     the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

     Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American
     Institute of Certified Public Accountants.   A material
     weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
     However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of August 31, 1999.

     This report is intended solely for the information and use of management and the Securities and Exchange
     Commission, and should not be used for any other purpose.


               TAIT, WELLER & BAKER


     Philadelphia, Pennsylvania
     October 1, 1999